Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DMY TECHNOLOGY GROUP, INC.

dMY Technology Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 2019 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “dMY Technology Group, Inc.”

2. An amended and restated certificate of incorporation which both restated and amended the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and such amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 20, 2020 (the “First A&R Certificate of Incorporation”). The name under which the First A&R Certificate of Incorporation was filed is “dMY Technology Group, Inc.”

3. This Second Amended and Restated Certificate of Incorporation (this “Second A&R Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4. This Second A&R Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The First A&R Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of July 27, 2020, by and among the Corporation, dMY Sponsor, LLC, a Delaware limited liability company (the “dMY Sponsor”), Rush Street Interactive, LP, a Delaware limited partnership, Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative, and the other parties thereto, as amended and restated by the parties thereto on October 9, 2020 (as further amended, modified, amended and restated, supplemented or waived from time to time, the “Combination Agreement”). As part of the transactions contemplated by the Combination Agreement, all 5,750,000 shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into 5,750,000 shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Second A&R Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Second A&R Certificate of Incorporation and all Class A Common Stock issued as part of the Combination Agreement and the Subscription Agreements contemplated by the Combination Agreement shall be Class A Common Stock for all purposes of this Second A&R Certificate of Incorporation.

6. This Second A&R Certificate of Incorporation hereby amends and restates the provisions of the First A&R Certificate of Incorporation in its entirety as follows:

ARTICLE I

NAME

Section 1.1 Name. The name of the Corporation is Rush Street Interactive, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) 750,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) 200,000,000 shares of Class V common stock, par value $0.0001 per share (“Class V Common Stock” and together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class V Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class V Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation, (the “Second A&R Certificate of Incorporation”) or any certificate of designations relating to any series of Preferred Stock.

Section 4.2 Preferred Stock.

(a) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second A&R Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3 Common Stock.

(a) Voting Rights.

(i) Except as otherwise provided in this Second A&R Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote or holders of Class A Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii) Except as otherwise provided in this Second A&R Certificate of Incorporation or as provided by law, each holder of record of Class V Common Stock, as such, shall be entitled to one (1) vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, to the fullest extent permitted by law, holders of Class V Common Stock, as such, shall have no voting power pursuant to this Second A&R Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(iii) Except as otherwise provided in this Second A&R Certificate of Incorporation or required by applicable law and without limiting the rights of any party to the investor rights agreement, dated on or about the date hereof, by and among the Corporation, the dMY Sponsor, LLC and the other parties party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Investor Rights Agreement”), the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(b) Dividends and Distributions.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock shall be entitled to receive ratably such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Class V Common Stock. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class V Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Cancellation of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by the holder of the corresponding Common Unit (as defined in the Amended and Restated Limited Partnership Agreement of Rush Street Interactive, LP, a Delaware limited partnership (“RSI”), dated on or about the date hereof (the “RSI A&R LPA”), as set forth in the books and records of RSI, including by virtue of any divestiture by such holder of such corresponding Common Unit, such share of Class V Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class V Common Stock after the closing date (such date, the “Closing Date”) of the transactions contemplated by the Combination Agreement, other than in connection with the valid issuance of Common Units in accordance with the RSI A&R LPA.

(e) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding Common Units subject to Redemption (as defined in the RSI A&R LPA) from time to time.

(f) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Second A&R Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class V Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class V Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the combination or subdivision becomes effective.

ARTICLE V

BY-LAWS

Section 5.1 By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second A&R Certificate of Incorporation and without limiting the rights of any party pursuant to the Investor Rights Agreement. Notwithstanding anything to the contrary contained in this Second A&R Certificate of Incorporation or any provision of law, (i) at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, and without limiting the rights of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and (ii) at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, and without limiting the rights of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Second A&R Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Election and Term.

(i) Without limiting the rights of any party to the Investor Rights Agreement with respect thereto or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii) Without limiting the rights of any party pursuant to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders for the calendar year ended December 31, 2023. At each annual meeting following the annual meeting of the stockholders for the calendar year ended December 31, 2021, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights of any party pursuant to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Investor Rights Agreement.

(iii) Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv) Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

Section 6.2 Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights of any party granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 6.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Without limiting the rights of any party pursuant to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided that any director may be removed from office upon a good faith finding of the Board that such director is an Unsuitable Person pursuant to the terms of Article XIV. Without limiting the rights of any party pursuant to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.2.

Section 6.4 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

Section 6.5 Quorum. A quorum for the transaction of business by the directors shall be set forth in the By-Laws.

ARTICLE VII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

Section 7.1 Consent of Stockholders in Lieu of Meeting. At any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested. At any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 7.2 Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise provided in the By-Laws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the

Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 8.02, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.02 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Second A&R Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second A&R Certificate of Incorporation inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

ARTICLE IX

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

COMPETITION AND CORPORATE OPPORTUNITIES

Section 10.1 Competition and Corporate Opportunities.

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees, equityholders and/or other representatives of the Sellers, the Sponsor and their respective Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sellers, the Sponsor and their respective Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Seller, the Sponsor, the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) None of (i) any Seller, (ii) Sponsor or (iii) any Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section

10.1(c). Subject to Section 10.1(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity or matter which may be a corporate or other business opportunity for itself, herself or himself and the Corporation or any of its, his or her Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its subsidiaries or any stockholder, as the case may be, and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Corporation, such opportunity is one the Corporation is legally permitted to undertake and would otherwise be reasonable for the Corporation to pursue, in which case, the provisions of Section 10.1(b) shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(e) For purposes of this Article X, (i) “Affiliate” shall mean (A) in respect of a Seller or the Sponsor, any Person that, directly or indirectly, is controlled by such Seller or the Sponsor (as applicable), controls such Seller or the Sponsor (as applicable) or is under common control with such Seller or the Sponsor (as applicable) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(g) Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second A&R Certificate of Incorporation, the By-Laws or applicable law.

ARTICLE XI

SEVERABILITY

Section 11.1 Severability. If any provision of this Second A&R Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second A&R Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

FORUM

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against the Corporation or any director, officer, other employee or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Second A&R Certificate of Incorporation (as it may be amended or restated) or the By-Laws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against the Corporation or any current or former officer or director or other employee or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

AMENDMENTS

Section 13.1 Amendments. Notwithstanding anything contained in this Second A&R Certificate of Incorporation to the contrary, at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by law or as provided in Article X of this Second A&R Certificate of Incorporation and without limiting the rights of any party pursuant to the Investor Rights Agreement, the following provisions in this Second A&R Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Second A&R Certificate of Incorporation (including Article X of this Section A&R Certificate of Incorporation and any certificate of designations relating to any services of Preferred Stock) and without limiting the rights of any party pursuant to the Investor Rights Agreement, this Second A&R Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

UNSUITABLE PERSONS

Section 14.1 Finding of Unsuitability.

(a) The Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) shall be subject to mandatory sale and transfer on the terms and conditions set forth herein on the Transfer Date to either the Corporation or one or more Third Party Transferees and in such number and class(es)/series of Equity Interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board; provided that any such sale or transfer shall occur subject to the following and shall not occur (and a Transfer Notice shall not be sent, and the Transfer Date shall be extended accordingly) until the later to occur of: (i) the delivery to such Person of a copy of a resolution duly adopted by the affirmative vote of a majority of the directors of the Board at a meeting thereof called and held for the purpose (after providing reasonable notice to such Person and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting), finding that the Board has determined in good faith (following consultation with reputable outside and independent gaming regulatory counsel) that (A) such Person is an Unsuitable Person, and (B) it is necessary for such Person to sell and transfer such number and class(es)/series of Equity Interests in order for the Corporation or any Affiliated Company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License; (2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, and specifying the reasoning for such determinations in reasonable detail and (ii) conclusion of the arbitration process described below (if applicable); provided further, that in the event that such Person reasonably believes that any of the above-described determinations by the Board were not made in good faith and such disagreement cannot be settled amicably by such Person and the Corporation, and solely to the extent that the Corporation has not received notice (oral or written) from any applicable Gaming Authority that an arbitration process or the time required to resolve such disagreement by arbitration would or is reasonably likely to materially and adversely affect the Corporation’s or any Affiliated Companies’ ability to (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License; (2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, such disagreement with respect to whether the Board’s determination(s) were correct may be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association (“AAA”) rules, by a single independent arbitrator (to be chosen by mutual agreement of the Unsuitable Person and the Board, and if the parties are unable to agree, to be chosen as provided in the AAA rules) in an arbitration process that shall take place in Chicago, Illinois, with each party bearing its own legal fees and expenses, unless otherwise determined by the arbitrator. For the further avoidance of doubt, at the initial meeting described above with respect to whether a Person is an Unsuitable Person, the Board may defer making any such determination in order to conduct further investigation into the matter, but in connection with any future meeting of the Board regarding the matter, such Person shall be provided with reasonable notice and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting. Following (x) the Board determining in good faith (following consultation with reputable outside and independent gaming regulatory counsel) and in accordance with the foregoing (including such determination being made pursuant to a resolution of the Board adopted by an affirmative vote of a majority of the directors of the Board), that such Person is an Unsuitable Person and it is necessary for such Person to sell and transfer a certain number and class(es)/series of Equity Interests for any of the reasons set forth above, and (y) if applicable, the arbitrator determining that such determinations were correctly made by the Board, the Corporation shall deliver a Transfer Notice to the Unsuitable Person or its Affiliate(s) (as applicable) and shall purchase and/or cause one or more Third Party Transferees to purchase such number and class(es)/series of Equity Interests determined in good faith by the Board in accordance with the foregoing and specified in the Transfer Notice on the Transfer Date and for the Purchase Price set forth in the Transfer Notice (which Purchase Price shall be determined in accordance with the definition of the Purchase Price set forth in this Article XIV); provided that an Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted, during the forty five (45) day period commencing on the date of the Transfer Notice (or before a Transfer Notice is formally delivered), to effect and close a disposition of the number and class(es)/series of Equity Interests specified in the Transfer Notice (or a portion of them) to a Person that the Board determines in good faith (following consultation with reputable outside and independent gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such Person (an “Alternate Private Transaction”), it being agreed that in the event that the Board fails to make a determination in good faith that such Person is not an Unsuitable Person within fifteen (15) days from the date on which the Corporation was presented in writing with the identity of such Person and materials reasonably sufficient to make such determination, then the Unsuitable Person shall be entitled to consummate the Alternate Private Transaction with such Person; provided further that, no Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted to consummate an Alternative Private Transaction to the extent any Gaming Authority has provided oral or written notice to the Corporation or any other Person prohibiting such Alternative Private Transaction. In the case of a sale and transfer to the Corporation, from and after the Transfer Date and subject only to the right to receive the Purchase Price for such Equity Interests, such Equity Interests shall, be deemed no longer outstanding and such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such Equity Interests, and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Purchase Price, shall cease.

(b) In the case of an Alternate Private Transaction or a transfer to one or more Third Party Transferees otherwise determined by the Board above, from and after the earlier to occur of: (i) the Transfer Date, in the case of a transfer to one or more such Third Party Transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the Purchase Price for such Unsuitable Person’s Equity Securities, all rights and entitlements of the Unsuitable Person or any such Affiliates of an Unsuitable Person as a stockholder of the Corporation shall be terminated, including without limitation any such Person shall from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable Equity Interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the Purchase Price, or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including without limitation observer and information rights) conferred by the underlying Equity Interests.

(c) The closing of a sale and transfer contemplated by clauses (a) and (b) above in this Article XIV other than an Alternate Private Transaction (the “Closing”) shall take place at the principal office of the Corporation or via electronic exchange of documents on the Transfer Date. At the Closing: (i) the Corporation or Third Party Transferee(s) (as applicable), shall deliver the aggregate applicable Purchase Price for the Equity Interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person and (ii) the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall deliver to the Corporation or each such Third Party Transferee (if applicable), such stock powers, assignment instruments and other agreement as are necessary or appropriate to fully convey all right, title and interest in and to the Equity Interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under this Second A&R Certificate of Incorporation, the By-laws of the Corporation, the Investor Rights Agreement and applicable federal and state securities laws). Such stock powers, assignment instruments and other agreements shall be in a form reasonably acceptable to the Corporation and shall include no representations and warranties other than such representations and warranties as to title and ownership of the Equity Interests being sold, due authorization, execution and delivery of reasonably requested documents by the Unsuitable Person or any such Affiliates of such Unsuitable Person (as applicable), and the enforceability of relevant obligations of such party under the relevant documents). The sale and transfer of the applicable Equity Interests shall be effected at the Closing upon delivery of the Purchase Price described in this Section 14.1(c) without regard to the provision by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above (and subject to their terms described above) and the Corporation may in its sole and absolute discretion execute and deliver such instruments or other documents described above necessary to effect such transfer under such terms (including any stock powers, assignment instruments and other agreements) and deemed by the Corporation in its sole and absolute discretion (acting in good faith) to be necessary or advisable in its name or in the name and on behalf of the Unsuitable Person or any Affiliate of such Unsuitable Person (as applicable) to effect the sale and transfer; provided, however, that the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Corporation and the Third Party Transferees, as applicable, to provide such stock powers, assignment instruments and other agreements.

(d) To the extent that a sale and transfer to one or more Third Party Transferees is determined to be invalid or unenforceable for any reason, the Corporation shall be permitted to redeem or repurchase the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) for the price and under the terms contemplated by this Article XIV promptly following any such determination.

Section 14.2 Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person that owns or controls Equity Interests shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorneys’ costs, fees and expenses reasonably incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing ownership or control of Equity Interests following the Transfer Date in breach of this Article XIV, the neglect, refusal or other failure to comply in any material respect with the provisions of this Article XIV, or failure to divest itself of any Equity Interests when and in the specific manner required by the Gaming Laws or this Article XIV and by acceptance of its Equity Interests any such Unsuitable Person or Affiliate of an Unsuitable Person shall be deemed to have agreed to so indemnify the Corporation. Notwithstanding anything in this Section 14.2 to the contrary, neither the Corporation nor any of its Affiliated Companies shall have any right to offset against any amount payable or otherwise owed by the Corporation or any of its Affiliated Companies to such Unsuitable Person or its Affiliates under this Article XIV (including, without limitation, the Purchase Price payable or otherwise owed in the event of a transaction contemplated by Section 14.1), any amounts of losses, costs or expenses for which the Corporation or any of its Affiliated Companies are entitled to indemnification under this Section 14.2.

Section 14.3 Non-Exclusivity of Rights. The right of the Corporation to purchase or cause to be purchased Equity Interests pursuant to this Article XIV shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of this Second A&R Certificate of Incorporation or the By-laws of the Corporation or otherwise. Notwithstanding the provisions of this Article XIV, the Corporation, the Unsuitable Person and any of their Affiliates shall have the right to propose that the parties, immediately upon or following the delivery of the Transfer Notice (subject to the outcome of any applicable arbitration proceeding pursuant to Section 14.1(a)), enter into an agreement or other arrangement (including based on any agreement that may be reached between the applicable Gaming Authority and an Unsuitable Person or its Affiliates in this regard), including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s ownership or control of all or a portion of its Equity Interests over time (and, if such an agreement or arrangement is reached), the terms of such agreement or arrangement as agreed by the Corporation and such Unsuitable Person or Affiliate of such Unsuitable Person (including, without limitation, as to the purchase price at which the Equity Interests can be sold) shall apply and prevail over the terms of this Article XIV).

Section 14.4 Further Actions. Nothing contained in this Article XIV shall limit the authority of the Corporation to take such other action, to the extent permitted by law, as it deems necessary or advisable (including with consultation with reputable outside and independent gaming regulatory counsel) to protect the Corporation or its Affiliated Companies from the denial or threatened denial, loss or threatened loss or delayed issuance or threatened delayed issuance of any material Gaming License of the Corporation or any of its Affiliated Companies, provided that any forced disposal of Equity Interests shall be effected only in accordance with the terms of this Article XIV. In addition, the Corporation may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation to the extent they are not inconsistent with the express provisions of this Article XIV for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XIV, provided that the provisions of any such bylaws, regulations and procedures shall not be more adverse in any material respect to the stockholders of the Corporation than the provisions of this Article XIV. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Equity Interests. The Board shall have exclusive authority and power to administer this Article XIV and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article XIV. Subject to the arbitration provisions set forth in Section 14.1(a), all such actions which are done or made by the Board in compliance with the provisions of this Article XIV shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, the Board may delegate all or any portion of its duties and powers under this Article XIV to a committee of the Board as it deems necessary or advisable.

Section 14.5 Legend. The restrictions set forth in this Article XIV shall be noted conspicuously on any certificate evidencing Equity Interests in accordance with applicable law in such manner as may be determined by the Corporation in its sole and absolute discretion.

Section 14.6 Compliance with Gaming Laws. All Persons owning or controlling Equity Securities of the Corporation shall comply with all applicable Gaming Laws which apply to them in their capacity as owners or controllers of the Equity Interests, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities in respect of Gaming Licenses held or desired to be held by the Corporation or any Affiliated Companies, subject to any rights that such Persons may have under such Gaming Laws to seek waivers or similar relief from the applicable Gaming Authorities with respect to such requirements to file applications and provide information. Any purported transfer of Equity Interests in violation of Gaming Laws shall be void ab initio.

Section 14.7 Definitions. For the purposes of this Article XIV, the following definitions apply.

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly controlled by the Corporation including, without limitation, any subsidiary of the Corporation, or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) controlled by the Corporation, in each case that is registered or licensed under applicable Gaming Laws.

“Equity Interest” means Class A Common Stock, Class V Common Stock or any other equity securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Corporation.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, sports wagering, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or other similar enterprise, whether land-based or online, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, sports wagering systems, interactive or online gaming systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Corporation or any of its Affiliated Companies conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Corporation or any of its Affiliated Companies engages, or the ownership or control of an Interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by the Corporation or any Affiliated Company or the ownership or control by any Person of an Interest in any of the foregoing entities, to the extent that it conducts or reasonably expects in good faith to conduct Gaming Activities.

“Interest” means the capital stock or other securities of the Corporation or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Equity Interests.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” means the fair value of the applicable Equity Interests based on the per share value of such Equity Interests as determined by the Board in good faith (it being agreed that in case of shares of Class A Common Stock or shares of Preferred Stock of the Corporation that are listed on a national securities exchange, such fair value per share shall be the average of the Volume Weighted Average Share Price of such share for the twenty (20) consecutive trading days preceding the date on which the Transfer Notice in respect of such Equity Interests is delivered by the Corporation to the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), if such information is available).

“Third Party Transferees” means one or more third parties determined in accordance with the procedures set forth in Section 14.1(a) of this Second A&R Certificate of Incorporation to purchase some or all of the Equity Interests to be sold and transferred in accordance with a Transfer Notice and the terms of this Second A&R Certificate of Incorporation.

“Transfer Date” means the date specified in the Transfer Notice as the date on which the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) are to be sold and transferred to the Corporation or one or more Third Party Transferees in accordance with Article XIV of this Second A&R Certificate of Incorporation, which date shall be no less forty-six (46) days and no later than seventy-five (75) days after the date of the Transfer Notice.

“Transfer Notice” means a notice of transfer delivered by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) if the Board deems it necessary or advisable, to cause such Unsuitable Person’s or Affiliate’s (as applicable) Equity Interests to be sold and transferred pursuant to Article XIV of this Second A&R Certificate of Incorporation. Each Transfer Notice shall set forth (i) the Transfer Date, (ii) the number and class/series of Equity Interests to be sold and transferred, (iii) the Purchase Price with respect to each class/series of such Equity Interests which will be determined in accordance with the terms of Article XIV of this Second A&R Certificate of Incorporation, (iv) the place where any certificates for such Equity Interests shall be surrendered, and (v) any other reasonable requirements of surrender of the Equity Interests imposed in good faith by the Corporation, including how certificates representing such Equity Interests are to be endorsed, if at all.

“Unsuitable Person” means a stockholder who (i) fails or refuses to file an application within thirty (30) days (or such other period imposed by any Gaming Authority) after having been requested in writing and in good faith to do the same by the Corporation (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any Gaming Authority or for any Gaming License, in each case, when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities for the purpose of obtaining a material Gaming License for, or compliance with material Gaming Laws by, the Corporation or any Affiliated Company, (ii) is denied or disqualified from eligibility for any material Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority in any material Gaming Jurisdiction to be unsuitable to own or control any Equity Interests, or be Affiliated, associated or involved with a Person engaged in Gaming Activities, (iv) is determined by a Gaming Authority to have caused in whole or in part any material Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or to have caused in whole or in part the Corporation or any Affiliated Company to be threatened in writing by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material Gaming License, or (v) is reasonably likely to (A) preclude or materially delay, impede, impair, threaten or jeopardize (1) any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company or (2) the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be field by the Corporation or any Affiliated Company, or (B) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired to be held by the Corporation or any Affiliated Company.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Common Stock (or, if applicable, share of Preferred Stock of the Corporation) as displayed on the Corporation’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

[Signature Page Follows]

IN WITNESS WHEREOF, Rush Street Interactive, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 29th day of December, 2020.

DMY TECHNOLOGY GROUP, INC.

By:	/s/ Niccolo de Masi
Name:	Niccolo de Masi
Title:	Chief Executive Officer